Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information of Triumph Group, Inc. (“Triumph”) is presented to show how Triumph might have looked if the acquisition of Vought Aircraft Industries, Inc. (“Vought”) had occurred on the dates and for the periods indicated below. The following unaudited pro forma condensed combined financial information has been derived by applying pro forma adjustments to the historical consolidated financial statements of Triumph and Vought. The unaudited pro forma condensed combined statement of income for the fiscal year ended March 31, 2011 gives effect to the acquisition of Vought as if it had occurred on April 1, 2010 and combines Triumph’s audited consolidated statement of income for the fiscal year ended March 31, 2011 with Vought’s unaudited statement of income for the period from April 1, 2010 through June 15, 2010. Triumph’s audited statement of income for the fiscal year ended March 31, 2011, includes the results of Vought from June 16, 2010.

The historical consolidated financial information of Triumph and Vought has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the acquisition of Vought, (2) factually supportable and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited condensed combined financial information should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Triumph and Vought for the applicable periods:

•                           Separate historical financial statements of Triumph as of and for the fiscal year ended March 31, 2011 and the related notes included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2011;

•                           Separate historical financials statements of Vought as of and for the year ended December 31, 2009 and the related notes thereto, included in Exhibit 99.1 hereto; and

•                           Separate historical unaudited interim consolidated balance sheet of Vought as of March 28, 2010, and the unaudited consolidated statement of operations for the three months ended March 28, 2010, and March 28, 2009, and the notes related thereto, included in Exhibit 99.2 hereto.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The pro forma information is not necessarily indicative of what Triumph’s results of operations actually would have been had the acquisition of Vought been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future operating results of Triumph. All material accounts and transactions between Triumph and Vought have been eliminated from the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP. Triumph has been treated as the acquirer in the acquisition of Vought for accounting purposes, and the total purchase price of the acquisition of Vought, including related fees and expenses, has been allocated to Triumph’s net assets based upon Triumph’s preliminary estimates of fair value. The pro forma information presented, including allocations of purchase price, has been prepared based on estimates using information available as of the date of this filing. The final allocation of the total purchase price to Vought’s net assets will be based on a completion of the assessment of contingent liabilities and deferred income taxes that existed as of the closing date of the acquisition of Vought. Differences between Triumph’s estimates presented in the accompanying unaudited pro forma condensed combined financial statements and the final acquisition accounting for such items will occur and these differences could be material and could have a material impact on Triumph’s future results of operations.

The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that Triumph may achieve as a result of the acquisition of Vought or the costs to combine the operations of Triumph and Vought or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Triumph Group, Inc. and Vought Aircraft Industries, Inc.

Unaudited Pro Forma Condensed Combined Statements of Income

Fiscal Year Ended March 31, 2011

(in millions, except per share data)	Triumph	Vought	Reclassification Adjustments		Pro Forma Adjustments		Pro Forma Combined
Net sales	$2,905.3	$362.3	$—		$1.8	(A)	$3,269.4
Operating costs and expenses:
Cost of sales	2,231.9	352.4	(8.0)	(1)	(21.4)	(B)	2,554.9
Selling, general and administrative	238.9	38.4	(1.8)	(1)	(0.4)	(C)	275.1
Acquisition and integration expenses	20.9	26.1	—		(47.0)	(D)	—
Depreciation and amortization	99.6	—	9.8	(1)	1.3	(E)	110.7
	2,591.3	416.9	—		(67.5)		2,940.7
Operating income	314.0	(54.6)	—		69.3		328.7
Interest expense and other	79.5	9.8	—		1.0	(F)	90.3
Income from continuing operations, before income taxes	234.5	(64.4)	—		68.3		238.4
Income tax provision (benefit)	82.1	—	—		1.3	(G)	83.4
Income from continuing operations	$152.4	$(64.4)	$—		$67.0		$155.0
Earnings per share — basic:
Income from continuing operations	$6.77						$6.44
Weighted-average common shares outstanding — basic	22.5						24.1
Earnings per share — diluted:
Income from continuing operations	$6.42						$6.13
Weighted-average common shares outstanding — diluted	23.7						25.3

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements. The pro forma reclassifications and adjustments are explained in Note 6 and Note 7, respectively.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF TRANSACTION

On June 16, 2010, Triumph Group, Inc. (“Triumph”) completed its acquisition of Vought Aircraft Industries, Inc. (“Vought”), pursuant to an Agreement and Plan of Merger, dated March 23, 2010 (the “Merger Agreement”). Upon completion of the transactions contemplated by the Merger Agreement, Vought became a wholly owned subsidiary of Triumph.  Upon completion of the acquisition of Vought, holders of Vought common stock and equity awards received, in the aggregate, $547.9 million in cash and 7,496,165 shares of Triumph common stock.

At the effective time of the acquisition of Vought, each outstanding option to purchase shares of Vought common stock and each stock appreciation right in respect of Vought common stock granted under the 2001 Vought Stock Option Plan and the 2006 Vought Incentive Award Plan, whether or not exercisable, vested in full and was cancelled, and holders of such options and stock appreciation rights received an amount in cash equal to the excess, if any, of approximately $34.847 over the per share exercise price for each share subject to the option or stock appreciation right, less required withholding taxes.

At the effective time of the acquisition of Vought, each Vought restricted stock unit granted under the 2006 Vought Incentive Award Plan became fully vested and was converted into the right to receive an amount in cash equal to approximately $34.847 per share, less required withholding taxes.

2. BASIS OF PRESENTATION AND ORGANIZATION

The accompanying unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Triumph and Vought.

The acquisition method of accounting is based on Accounting Standards Codification (ASC) Topic 805, Business Combinations, which Triumph adopted on April 1, 2009 and used the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures, which Triumph has adopted as required.

ASC Topic 805, requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date.  Financial statements of Triumph issued after completion of the acquisition of Vought reflect such fair values, measured as of the acquisition date.  The financial statements of Triumph issued after the completion of the acquisition of Vought have not been retroactively restated to reflect the historical financial position or results of operations of Vought.  In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the acquisition of Vought at the then-current market price, which has been reflected in these unaudited pro forma condensed combined financial statements.

ASC Topic 820, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures.  Fair value is defined as “the price that would be received to sell and asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”  This is an exit price concept for valuation of the asset or liability.  In addition, market participants are assumed to be unrelated (to Triumph) buyers and sellers in the principal (or the most advantageous) market for the asset or liability.  Fair value measurements for an asset assume the highest and best use by these market participants.  As a result of these standards, Triumph may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Triumph’s intended use of those assets.  Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC Topic 805, acquisition-related transaction costs (i.e.,  advisory, legal, other professional fees, etc.) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred.  Total acquisition and integration related costs incurred by Triumph were approximately $44.0 million, of which $1.1 million was expensed during the fiscal year ended March 31, 2010, $20.9 million was expensed during the fiscal year ended March 30, 2011 and the remainder was capitalized as deferred financing costs.  The unaudited pro forma condensed combined financial statements do not reflect restructuring charges expected to be incurred in connection with the acquisition of Vought.

3. ACCOUNTING POLICIES

Triumph has identified certain differences in accounting policies between Triumph and Vought, including financial statement classification and inventory capitalization policies and has made pro forma adjustments, as presented herein, for these policies.  At this time, Triumph is not aware of any differences in accounting policies that would have a material impact on the combined financial statements, and the unaudited pro forma condensed combined financial statements do not assume any other differences in accounting policies.

4. CONSIDERATION TRANSFERRED

The following details consideration transferred to acquire Vought:

(in millions, except per share amounts)	Shares	Estimated Fair Value	Form of Consideration
Number of Triumph shares to be issued to Vought shareholders(1)	7.5
Multiplied by Triumph’s share price as of June 15, 2010	$67.35	$504.9	Triumph common stock
Cash consideration transferred to Vought shareholders		547.9	Cash
Estimate of consideration transferred		$1,052.8

(1)                                  Pursuant to the Merger Agreement, Triumph issued 7,496,165 shares of common stock as part of the consideration to Vought shareholders.

The price of Triumph common stock used in preparing these unaudited pro forma condensed combined financial statements was $67.35, the closing stock price of Triumph on June 15, 2010.

5. ASSETS ACQUIRED AND LIABILITIES ASSUMED

The transaction has been accounted for using the acquisition method of accounting which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Certain estimated values are not yet finalized (see below) and are subject to change. The Company will finalize the amounts recognized as the information necessary to complete the analyses is obtained. The Company will finalize these amounts no later than June 15, 2011. Under U.S. GAAP, the measurement period shall not exceed one year from the acquisition date. The following table summarizes the provisional recording of assets acquired and liabilities assumed as of the acquisition date:

(in millions)
Cash	$214.8
Accounts receivable	145.8
Inventory	410.3
Prepaid expenses and other	19.9
Property and equipment	375.2
Goodwill	1,041.7
Intangible assets	807.0
Deferred tax assets	241.9
Other assets	0.4
Total assets	$3,257.0

Accounts payable	$144.0
Accrued expenses	276.5
Deferred tax liabilities	4.7
Debt	590.7
Acquired contract liabilities, net	124.5
Accrued pension and other postretirement benefits, noncurrent	993.2
Other noncurrent liabilities	70.6
Total liabilities	$2,204.2

Intangible assets: The following table is a summary of the fair value estimates of the identifiable intangible assets and their weighted-average useful lives:

	Weighted - Average Life	Estimated Fair Value

Customer relationships/contracts	17.6 years	$382.0
Tradename	Indefinite-lived	425.0
Total intangibles		$807.0

Deferred taxes: The Company provided deferred taxes and recorded other adjustments as part of the accounting for the acquisition primarily related to the estimated fair value adjustments for acquired intangible assets, as well as the elimination of previously recorded valuation allowance associated with Vought’s historical operating losses.

Debt: Simultaneously with the closing of the acquisition of Vought, the Company repaid $603.1 million of Vought’s debt and accrued interest in connection with the closing, including $270.0 million in 8% senior notes, $320.7 million in senior credit facilities and $12.4 million in accrued but unpaid interest.

Pension obligations: The Company assumed several defined benefit pension plans covering some of Vought’s employees. Certain employee groups are ineligible to participate in the plans or have ceased to accrue additional benefits under the plans based upon their service to the Company or years of service accrued under the defined benefit pension plans.  Benefits under the defined benefit plans are based on years of service and, for most non-represented employees, on average compensation for certain years. It is the Company’s policy to fund at least the minimum amount required for all qualified plans, using actuarial cost methods and assumptions acceptable under U.S. Government regulations, by making payments into a trust separate from the Company. The Company also assumed certain other postretirement benefit plans (OPEB), namely healthcare and life insurance benefits for eligible retired employees, which are unfunded.

The following is an estimate of the funded position of the assumed pension and OPEB plans as of the acquisition date, as well as the associated weighted-average assumptions used to determine benefit obligations:

Estimated Fair Value

Projected benefit obligation	$2,394.2
Fair value of plan assets	1,360.2
Net Unfunded Status	$1,034.0

Amounts recognized in the Consolidated Balance Sheet as of the date of acquisition:

Estimated Fair Value

Accrued expenses	$40.8
Accrued pension and other postretirement benefits, noncurrent	993.2
Net Unfunded Status	$1,034.0

Goodwill: Goodwill in the amount of $1,041.7 million was recognized for this acquisition and is calculated as the excess of the consideration transferred over the net assets recognized and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Specifically, goodwill recorded as part of the acquisition of Vought includes:

•                  the expected synergies and other benefits that the Company believes will result from combining the operations of Vought with the operations of Triumph;

•                  any intangible assets that do not qualify for separate recognition such as assembled workforce; and

•                  the value of the going-concern element of Vought’s existing businesses (the higher rate of return on the assembled collection of net assets versus acquiring all of the net assets separately).

The Goodwill is not deductible for tax purposes.

The recorded amounts for assets and liabilities are substantially complete as of the fourth quarter of fiscal 2011. The measurement period adjustments recorded in the fourth quarter of fiscal 2011 did not have a significant impact on the Company’s consolidated balance sheet, statements of income, or statements of cash flows. The following items still are subject to change:

•                  amounts for pre-acquisition contingent liabilities pending completion of the assessment of these matters as additional information is obtained; and

•                  amounts for deferred income tax assets, and liabilities and income tax receivables pending the filing of Vought’s pre-acquisition tax returns and the receipt of information from the taxing authorities and other analysis of temporary differences which may change certain estimates and assumptions used.

A single estimate of fair value results from a complex series of judgments about future events and uncertainties and relies heavily on estimates and assumptions. Judgments used to determine the estimated fair value assigned to each class of assets acquired and liabilities assumed as well as asset lives can materially impact results of operations. The finalization of the Company’s purchase accounting assessment will result in changes in the valuation of assets and liabilities acquired, which is not expected to have a material impact on the Company’s consolidated balance sheet, statement of income, or statement of cash flows.

6. RECLASSIFICATIONS

Certain reclassification adjustments have been made to the historical financial statements of Vought to conform to Triumph’s presentation as follows:

(1)                                  Certain selling, general and administrative costs that Triumph classifies as selling, general and administrative expenses; and depreciation and amortization expenses that Triumph classifies separately are included in Cost of Sales on Vought’s statements of income.  This adjustment reclassifies Vought’s historical Cost of Sales and Selling, General & Administrative to the respective captions presented in Triumph’s historical statements of income.

7. ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

(A)                               Reflects adjustments for the following (in millions):

Year Ended March 31, 2011
Reduction in revenue for sales from Triumph to Vought which eliminate in combination	$(5.3)
Amortization of acquired contract liabilities, net	7.1
$1.8

(B)                               Reflects adjustments for the following (in millions):

Year Ended March 31, 2011
Reduction in cost of sales for sales from Triumph to Vought which eliminate in combination	$(5.3)
Adjustment to eliminate profit on net sales by Triumph that are in Inventory of Vought	1.3
Reverse Vought’s amortization of prior service costs and amortization of actuarial (gains) losses on pension and other post-retirement benefits	(8.6)
Impact of the elimination of general and administrative costs from inventory per Triumph’s policy(1)	(8.8)
$(21.4)

(1)                                  See note 6 above.

(C)                               Reflects adjustments for the following (in millions):

Year Ended March 31, 2011
Elimination of management fees to The Carlyle Group	$(0.4)

(D)                               Reflects the elimination of nonrecurring charges for advisory, legal, regulatory and valuation costs directly attributable to the transaction.

(E)                                 Reflects adjustments for the following (in millions):

Year Ended March 31, 2011
New intangible asset amortization	$4.5
Depreciation on property and equipment fair value adjustment	(1.7)
Eliminate Vought’s historical intangible asset amortization expense	(1.5)
$1.3

(F)                                 Reflects adjustments for the following (in millions):

Year Ended March 31, 2011
Interest expense on new debt issuances used to partially finance the Acquisition of Vought(1)	$11.8
Amortization of deferred financing fees related to new debt issuances	0.6
Vought’s historical interest expense on debt to be repaid(2)	(11.4)
$1.0

(1)                                  Estimated interest expense on the new debt issuances is based on an assumed blended average interest rate of 6.25%.  A 1/8% change in the interest rate would cause a corresponding increase or decrease to annual interest expense of approximately $1.3 million ($0.3 million per quarter).

(2)                                  This included amortization of debt origination costs and debt discount for each period.

(G)                               This represents the tax effect of adjustments to income from continuing operations, before income taxes primarily related to expense associated with incremental debt to partially finance the acquisition of Vought and increased amortization resulting from estimated fair value adjustments for acquired intangibles.  In addition, Vought’s historical income tax provision included the reversal of a valuation allowance against deferred income taxes, which Triumph reversed through purchase accounting, thus resulting in a significant increase in the pro forma income tax provision applicable to Vought’s operations.  Triumph has assumed a 35.0% blended tax rate for fiscal 2011 representing the estimated combined effective global tax rates.  This estimated blended tax rate recognizes that Vought is predominately a U.S. based entity and that the debt incurred by Triumph to effect the acquisition of Vought is an obligation of a U.S. entity.  However, the effective tax rate of the combined entity could be significantly different (either higher or lower) depending on post-acquisition activities.

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares.  The historical basic and diluted weighted-average shares of Vought are assumed to be replaced by the shares issued by Triumph to effect the acquisition of Vought.

The unaudited pro forma condensed combined financial statements do not reflect revenue synergies or the expected cost savings.  Although Triumph management expects that cost savings will result from the acquisition of Vought, there can be no assurance that these cost savings will be achieved.  The unaudited pro forma condensed combined financial statements also do not reflect estimated restructuring charges associated with the expected cost savings, which will be expensed as incurred.